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                                                       Exhibit 99.B(2)(G)(ii)(a)

[ING INVESTMENT MANAGEMENT LOGO]


March 28, 2005


ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, Arizona 85258

Re:    Sub-Advisory Fee Waiver

Ladies and Gentlemen:

ING Investments, LLC ("ING Investments") and ING Investment Management Advisors, B.V. ("IIMBV") are parties to a Sub-Advisory Agreement dated March 28, 2005 (the "Agreement") under which ING Investments has agreed to pay to IIMBV an annual sub-advisory fee in the amount of 0.69%, as a percentage of average daily net assets of ING Global Equity Dividend and Premium Opportunity Fund. By this letter, IIMBV hereby voluntarily waives a portion of the annual sub-advisory fee that it is entitled to receive as follows:

IIMBV will waive twelve (12) basis points from the sub-advisory fee payable by ING Investments for a period of five years, commencing on the date of the Agreement. For the next four years ending on April 1, 2013, the amount of the fee waiver wil decrease by three (3) basis points per year, as reflected in the post-waiver sub-advisory fee reflected in the schedule set out below.

              TIME PERIOD                     ANNUAL SUB-ADVISORY FEE
              -----------                     -----------------------
                                   (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
        3/28/05 through 4/1/2010                     0.57%
       4/2/2010 through 4/1/2011                     0.60%
       4/2/2011 through 4/1/2012                     0.63%
       4/2/2012 through 4/1/2013                     0.66%
        4/2/2013 and thereafter                      0.69%

This letter agreement shall terminate upon the termination of the Agreement.


Sincerely,


/s/ D. Kok                                                /s/ M. Nijkamp
D. Kok                                                    M. Nijkamp
Managing Director                                         Managing Director
ING Investment Management Advisors B.V.                   ING Investment Management Advisors B.V.